EXHIBIT 99.2

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This Management’s Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is intended to inform the reader about matters affecting the financial condition and results of operations of SMLP and its subsidiaries for the period since December 31, 2012. As a result, the following discussion should be read in conjunction with the MD&A and the audited consolidated financial statements and related notes that are included in our 2012 Annual Report on Form 10-K (the "2012 Annual Report"). Among other things, those financial statements and the related notes include more detailed information regarding the basis of presentation for the following information. This discussion contains forward-looking statements that constitute our plans, estimates and beliefs. These forward-looking statements involve numerous risks and uncertainties, including, but not limited to, those discussed in "Risk Factors" in the 2012 Annual Report. Actual results may differ materially from those contained in any forward-looking statements.

Overview
We are a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. We currently provide fee-based natural gas gathering and compression services in three unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde formation and the Mancos and Niobrara shale formations in western Colorado; (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota.
We generate a substantial majority of our revenue under long-term, fee-based natural gas gathering agreements. Substantially all of our gas gathering agreements are underpinned by areas of mutual interest and minimum volume commitments. Our areas of mutual interest cover approximately 1,006,500 acres in the aggregate, have original terms that range from five years to 25 years, and provide that any natural gas producing wells drilled by our customers within the areas of mutual interest will be shipped on our gathering systems. The minimum volume commitments, which totaled 2.3 Tcf at March 31, 2013 and average approximately 637 MMcf/d through 2020, are designed to ensure that we will generate a certain amount of revenue from each customer over the life of the respective gas gathering agreement, whether by collecting gathering fees on actual throughput or from cash payments to cover any minimum volume commitment shortfall. Our minimum volume commitments have original terms that range from five to 15 years and, as of March 31, 2013, had a weighted-average remaining life of 10.3 years, assuming minimum throughput volumes for the remainder of the term. The fee-based nature of these agreements enhances the stability of our cash flows by limiting our direct commodity price exposure. For additional information, see the Our Operations section included in the 2012 Annual Report.

Trends and Outlook
Our business has been, and we expect our future business to continue to be, affected by the following key trends:

•	Natural gas supply and demand dynamics;

•	Growth in production from U.S. shale plays;

•	Interest rate environment; and

•	Rising operating costs and inflation.
In addition, in connection with the Bison Drop Down, we are now affected by crude oil supply and demand dynamics. Crude oil has been the focus of recent upstream activity in the United States and continues to play a significant role in the energy market. United States domestic crude oil production has increased by 30% from 5.0 MMBbl/d in 2008 to 6.5 MMBbl/d in 2012 according to the U.S. Energy Information Administration (the "EIA"). Over the long term, the domestic production of crude oil will continue to increase according to the EIA. The growth will continue to come from increases in shale and tight crude oil production, which will be spurred by additional technological advances and elevated oil prices. According to the EIA, about 25.3 billion barrels of tight oil will be produced in the U.S. cumulatively from 2012 through 2040 and the Bakken Shale is expected to contribute 32% of this production. For additional information, see the Trends and Outlook section included in the 2012 Annual Report.

EXH 99.2-1

How We Evaluate Our Operations
We conduct our operations in the midstream sector with three operating segments. However, due to their similar characteristics and how we manage our business, we have aggregated these segments into a single reporting segment for disclosure purposes. Our management uses a variety of financial and operational metrics to analyze our performance. We view these metrics as important factors in evaluating our profitability and review these measurements on a regular basis for consistency and trend analysis. These metrics include:

•	throughput volume;

•	operation and maintenance expenses;

•	EBITDA and adjusted EBITDA; and

•	distributable cash flow.
Throughput Volume
The volume of natural gas that we gather depends on the level of production from natural gas wells connected to the Grand River, DFW Midstream and Bison Midstream systems. Aggregate production volumes are impacted by the overall amount of drilling and completion activity, as production must be maintained or increased by new drilling or other activity, because the production rate of a natural gas well declines over time.
As a result, we must continually obtain new supplies of natural gas to maintain or increase the throughput volume on our systems. Our ability to maintain or increase throughput volumes from existing customers and obtain new supplies of natural gas is impacted by:

•	successful drilling activity within our areas of mutual interest;

•	the level of work-overs and recompletions of wells on existing pad sites to which our gathering systems are connected;

•	the number of new pad sites in our areas of mutual interest awaiting connections;

•	our ability to compete for volumes from successful new wells in the areas in which we operate outside of our existing areas of mutual interest; and

•	our ability to gather natural gas that has been released from commitments with our competitors.
Operation and Maintenance Expenses
We seek to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating and maintaining our assets. Direct labor costs, compression costs, insurance costs, ad valorem and property taxes, repair and non-capitalized maintenance costs, integrity management costs, utilities and contract services comprise the most significant portion of our operation and maintenance expense. Other than utilities expense, these expenses are relatively stable and largely independent of volumes delivered through our gathering systems but may fluctuate depending on the activities performed during a specific period.
The majority of the compressors on our DFW Midstream system are electric driven and power costs are directly correlated to the run-time of these compressors, which depends directly on the volume of natural gas gathered. As part of our contracts with our DFW Midstream system customers, we physically retain a percentage of throughput volumes that we subsequently sell to offset the power costs we incur. In addition, we pass along the fees associated with costs we incur on behalf of certain DFW Midstream system customers to deliver pipeline quality natural gas to third-party pipelines. With respect to the Grand River system, we either (i) consume physical gas on the system to operate our gas-fired compressors or (ii) charge our customers for the power costs we incur to operate our electric-drive compressors.
EBITDA, Adjusted EBITDA and Distributable Cash Flow
We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus non-cash compensation expense and adjustments related to MVC shortfall payments. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes and maintenance capital expenditures.
EBITDA, adjusted EBITDA and distributable cash flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others.

EXH 99.2-2

EBITDA and adjusted EBITDA are used to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders and general partner;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.
In addition, adjusted EBITDA is used to assess:

•
the financial performance of our assets without regard to the impact of the timing of minimum volume commitments shortfall payments under our gas gathering agreements or the impact of non-cash compensation expense.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Results of Operations
Items Affecting the Comparability of Our Financial Results
SMLP's future results of operations may not be comparable to the historical results of operations for the reasons described below:

•
Based on the terms of our partnership agreement, we expect that we will distribute to our unitholders most of the cash generated by our operations. As a result, we expect to fund future capital expenditures from cash and cash equivalents on hand, cash flow generated from our operations, borrowings under our amended and restated revolving credit facility and future issuances of equity and debt securities. Prior to the IPO, we largely relied on internally generated cash flows and capital contributions from the Sponsors to satisfy our capital expenditure requirements.

•	The historical results of operations may not be comparable to our future results of operations largely due to:

•
The Bison Drop Down in June 2013. The unaudited condensed consolidated financial statements reflect the operations of Bison Midstream since February 16, 2013, the date that common control began. For additional information, see Notes 1 and 12 to the unaudited condensed consolidated financial statements; and

•
Our IPO, which was completed on October 3, 2012. We anticipate incurring approximately $2.5 million (annualized) of general and administrative expenses attributable to operating as a publicly traded partnership. These incremental general and administrative expenses are not reflected in our results of operations prior to the IPO.

EXH 99.2-3

Results of Operations — Combined Overview
The following table presents certain consolidated and other financial and operating data for the periods indicated.

	Three months ended March 31,		Change
	2013	2012	$	%
	(In thousands)
Statement of Operations Data:
Revenue:
Gathering services and other fees	$39,880	$31,918	$7,962	25%
Natural gas, NGLs and condensate sales and other	11,526	3,731	7,795	209%
Amortization of favorable and unfavorable contracts (1)	(280)	134	(414)	(309)%
Total revenue	51,126	35,783	15,343	43%
Costs and expenses:
Operation and maintenance	14,473	10,989	3,484	32%
Cost of natural gas and NGLs	4,486	—	4,486	—
General and administrative	5,182	4,412	770	17%
Transaction costs	8	193	(185)	(96)%
Depreciation and amortization	11,850	8,290	3,560	43%
Total costs and expenses	35,999	23,884	12,115	51%
Other income	1	4	(3)	(75)%
Interest expense	(1,880)	(695)	(1,185)	171%
Affiliated interest expense	—	(3,482)	3,482	(100)%
Income before income taxes	13,248	7,726	5,522	71%
Income tax expense	(181)	(139)	(42)	30%
Net income	$13,067	$7,587	$5,480	72%
Less: net income attributable to SMP Holdings	587
Net income attributable to partners	12,480
Less: net income attributable to the general partner	250
Net income attributable to the limited partners	$12,230

Other Financial Data (2):
EBITDA (3)	$27,257	$20,055	$7,202	36%
Adjusted EBITDA (3)	33,892	24,881	9,011	36%
Capital expenditures (4)	22,840	20,577	2,263	11%
Distributable cash flow (4)	29,523	21,884	7,639	35%

Operating Data:
Miles of pipeline (end of period)	706	377	329	87%
Aggregate average throughput (MMcf/d)	952	912	40	4%
__________
(1) The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.
(2) See "Non-GAAP Financial Measures" below for additional information on EBITDA, adjusted EBITDA and distributable cash flow as well as their reconciliations to the most directly comparable GAAP financial measure.
(3) EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.
(4) In the fourth quarter of 2012, we began tracking maintenance capital expenditures for the purposes of calculating

EXH 99.2-4

distributable cash flow. Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three months ended March 31, 2012, the calculation of distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.
Three Months Ended March 31, 2013 Compared with the Three Months Ended March 31, 2012
Volume. Our revenues are primarily attributable to the volume of natural gas that we gather and compress and the rates we charge for those services. Throughput volumes increased to an average of 952 MMcf/d for the three months ended March 31, 2013, compared with an average of 912 MMcf/d in the prior-year period, and largely reflect the impact of a production curtailment announced in the first quarter of 2012 by one of our largest producer customers. Operating data by system follows:

	Grand River		DFW Midstream		Bison Midstream
	March 31,		March 31,		March 31,
	2013	2012	2013	2012	2013	2012
Miles of pipeline (end of period)	289	268	117	109	300	—
Aggregate average throughput (for the year-to-date period)(MMcf/d)	525	593	419	319	8	—
Grand River system volume throughput declined in the first quarter of 2013 primarily due to lower drilling activity and the natural decline of previously drilled Mancos/Niobrara wells in the Orchard Field. Our gas gathering agreements for the Grand River system include MVCs that, in the aggregate, increase over the next several years. As a result, the lower volume throughput for the Grand River system during the first quarter of 2013 primarily translated into larger MVC shortfall payments.
The increase in DFW Midstream system volume throughput was primarily due to the prior-year impact of the production curtailment noted above. This customer's production levels then resumed subsequent to the first quarter of 2012. Volume throughput for the three months ended March 31, 2013 also benefited from the continued development of the DFW Midstream system, most notably our January 2013 commissioning of a compressor which increased system capacity by 40 MMcf/d.
Revenue. Total revenues increased for the three months ended March 31, 2013, largely due to the revenue from the Bison Midstream system. The increase in gathering services and other fees during the three months ended March 31, 2013, also reflects increased throughput volumes on the DFW Midstream system. The aggregate average throughput rate for the three months ended March 31, 2013 was approximately $0.45 per Mcf, compared with approximately $0.37 per Mcf for the three months ended March 31, 2012. The period-over-period increase was largely driven by the proportionate increase in volumes on our DFW Midstream system which has a higher average gathering fee per Mcf. Additionally, the period-over-period increase in aggregate average throughput rate also benefited from gas gathering agreement provisions which increased the average gas gathering fee per Mcf on our Grand River system beginning in January 2013. These contractual provisions helped offset the financial impact of the volume decreases on the Grand River system. Natural gas and condensate sales increased for the three months ended March 31, 2013, primarily as a result of higher volumes on our DFW Midstream system and an increase quarter over quarter in the prices we were able to obtain for natural gas sales. Total revenues for the three months ended March 31, 2013 included a $7.5 million contribution from Bison Midstream, of which $1.8 million was reflected in gathering services and other fees and $5.7 million was reflected in natural gas, NGLs and condensate sales and other.
Operation and Maintenance Expense. Operation and maintenance expense increased during the three months ended March 31, 2013, largely as a result of $1.6 million of higher power-related costs for DFW Midstream, an $0.8 million increase in property tax expenses due to a change in our estimate for property tax expenses in the third quarter of 2012, a $0.5 million increase in carbon dioxide expenses for DFW Midstream, and a $0.6 million increase in field employee costs. The Bison Midstream system contributed $0.5 million of operation and maintenance expense for the three months ended March 31, 2013. Operation and maintenance expense also reflects the impact of a $0.5 million decline in compressor lease and contract maintenance expenses in the first quarter of 2013.
Cost of Natural Gas and NGLs. Cost of natural gas and NGLs represents the expenses associated with the percent-of-proceeds arrangements under which Bison Midstream sells natural gas purchased from our customers.
General and Administrative Expense. General and administrative expense increased during the three months ended March 31, 2013, primarily due to an increase in salaries, benefits and incentive compensation. The Bison Midstream system accounted for $0.1 million of general and administrative expense for the three months ended

EXH 99.2-5

March 31, 2013.
Depreciation and Amortization Expense. Depreciation and amortization expense increased during the three months ended March 31, 2013 largely due to recognizing depreciation and amortization from the Bison Midstream system and the additional depreciation and amortization associated with assets placed into service in connection with the development of the DFW Midstream and Grand River systems. The Bison Midstream system accounted for $1.9 million of depreciation and amortization expense for the three months ended March 31, 2013.
Interest Expense and Affiliated Interest Expense. Interest expense increased during the three months ended March 31, 2013, primarily as a result of higher balances on our revolving credit facility beginning in May 2012 and an increase in commitment fees as a result of the May 2012 amendment and restatement of the revolving credit facility which increased our borrowing capacity by $265.0 million. Affiliated interest expense for the three months ended March 31, 2012 related to the $200.0 million promissory notes that we issued to the Sponsors in connection with the acquisition of the Grand River system in October 2011. The promissory notes were partially prepaid in May 2012 with the remaining balance prepaid in July 2012.

Non-GAAP Financial Measures
EBITDA, adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.
Net income and net cash provided by operating activities are the GAAP financial measures most directly comparable to EBITDA, adjusted EBITDA and distributable cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Furthermore, each of these non-GAAP financial measures has limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure. Some of these limitations include:

•
certain items excluded from EBITDA, adjusted EBITDA and distributable cash flow are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure;

•	EBITDA, adjusted EBITDA, and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA, adjusted EBITDA, and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements; and

•	our computations of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to other similarly titled measures of other companies.
We compensate for the limitations of EBITDA, adjusted EBITDA and distributable cash flows as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
EBITDA, adjusted EBITDA or distributable cash flow should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

EXH 99.2-6

Net Income-Basis Non-GAAP Reconciliation. The following table presents a reconciliation of SMLP's net income to EBITDA, adjusted EBITDA and distributable cash flow for the periods indicated.

	Three months ended March 31,
	2013	2012
	(In thousands)
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income	$13,067	$7,587
Add:
Interest expense	1,880	4,177
Income tax expense	181	139
Depreciation and amortization expense	11,850	8,290
Amortization of favorable and unfavorable contracts	280	(134)
Less:
Interest income	1	4
EBITDA (1)	$27,257	$20,055
Add:
Non-cash compensation expense	340	460
Adjustments related to MVC shortfall payments (2)	6,295	4,366
Adjusted EBITDA (1)	$33,892	$24,881
Add:
Interest income	1	4
Less:
Cash interest paid	1,889	1,695
Cash taxes paid	—	—
Maintenance capital expenditures (3)	2,481	1,306
Distributable cash flow	$29,523	$21,884
__________
(1) EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash. For additional information, see "Results of Operations" above.
(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments. We include or will include a proportional amount of these historical or expected minimum volume commitment shortfall payments in each quarter prior to the quarter in which we actually receive the shortfall payment.
(3) Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. In the fourth quarter of 2012, we began tracking maintenance capital expenditures for the purposes of calculating distributable cash flow. Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three months ended March 31, 2012, the calculation of distributable cash flow and adjusted distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.

EXH 99.2-7

Cash Flow-Basis Non-GAAP Reconciliation. The following table presents a reconciliation of SMLP's net cash provided by operating activities to EBITDA, adjusted EBITDA and distributable cash flow for the periods indicated.

	Three months ended March 31,
	2013	2012
	(In thousands)
Reconciliation of Net Cash Provided by Operating Activities to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net cash provided by operating activities	$23,465	$16,605
Add:
Interest expense (1)	1,445	462
Income tax expense	181	139
Changes in operating assets and liabilities	2,507	3,313
Less:
Non-cash compensation expense	340	460
Interest income	1	4
EBITDA (2)	$27,257	$20,055
Add:
Non-cash compensation expense	340	460
Adjustments related to MVC shortfall payments (3)	6,295	4,366
Adjusted EBITDA (2)	$33,892	$24,881
Add:
Interest income	1	4
Less:
Cash interest paid	1,889	1,695
Cash taxes paid	—	—
Maintenance capital expenditures (4)	2,481	1,306
Distributable cash flow	$29,523	$21,884
__________
(1) Interest expense presented in the cash flow-basis non-GAAP reconciliation above differs from the interest expense presented in the net income-basis non-GAAP reconciliation presented earlier due to adjustments for amortization of deferred loan costs and pay-in-kind interest on the promissory notes payable to our Sponsors. For the three months ended March 31, 2013, interest expense excluded $0.4 million of amortization of deferred loan costs. For the three months ended March 31, 2012, interest expense excluded $0.2 million of amortization of deferred loan costs and $3.5 million of pay-in-kind interest.
(2) EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash. For additional information, see "Results of Operations" above.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments. We include or will include a proportional amount of these historical or expected minimum volume commitment shortfall payments in each quarter prior to the quarter in which we actually receive the shortfall payment.
(4) Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. In the fourth quarter of 2012, we began tracking maintenance capital expenditures for the purposes of calculating distributable cash flow. Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three months ended March 31, 2012, the calculation of distributable cash flow and adjusted distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.

EXH 99.2-8

Liquidity and Capital Resources
In October 2012, we completed an IPO of our common units. For additional information, see Note 1 to the audited consolidated financial statements included in the 2012 Annual Report. In the periods following the IPO, we expect our sources of liquidity to include:

•	cash generated from operations;

•	borrowings under the revolving credit facility; and

•	additional issuances of debt and equity securities.
In June 2013, we closed the Bison Drop Down. The total acquisition purchase price of $248.9 million was funded with $200.0 million of borrowings under SMLP’s revolving credit facility and the issuance of $47.9 million of SMLP common units to SMP Holdings and $1.0 million of general partner interests to SMLP’s general partner. For additional information, see Notes 1, 6 and 12 to the unaudited condensed consolidated financial statements.
Cash Flows
The components of the change in cash and cash equivalents were as follows:

	Three months ended March 31,
	2013	2012
	(In thousands)
Net cash provided by operating activities	$23,465	$16,605
Net cash used in investing activities	(22,840)	(20,577)
Net cash used in financing activities	(5,703)	(579)
Change in cash and cash equivalents	$(5,078)	$(4,551)
Operating activities. Cash flows from operating activities increased by $6.9 million for three months ended March 31, 2013 largely as result of the increase in volumes on the DFW Midstream system, partially offset by a decline in volumes on the Grand River system. Cash flows from operating activities for Bison Midstream were $1.8 million for the three months ended March 31, 2013.
Investing activities. Cash flows used in investing activities for the three months ended March 31, 2013 primarily reflect the construction of seven miles of new gathering pipeline across the DFW Midstream system and the connection of four new pad sites as well as the acquisition of previously leased compression assets on the Grand River system. We also commissioned a new 6,000 horsepower electric-drive compressor unit on the DFW Midstream system in early January 2013, which increased system throughput capacity from 410 MMcf/d to 450 MMcf/d. Capital expenditures on the DFW Midstream system were $9.6 million for the three months ended March 31, 2013, compared with $14.6 million for the three months ended March 31, 2012. Capital expenditures on the Grand River system were $11.6 million for the three months ended March 31, 2013, compared with $5.6 million for the three months ended March 31, 2012. Cash flows used in investing activities for Bison Midstream were $1.5 million for the three months ended March 31, 2013.
Financing activities. Cash flows used in financing activities for the three months ended March 31, 2013 reflect the distribution declared in respect of the fourth quarter of 2012 and paid in the first quarter of 2013, partially offset by $15.0 million of borrowings against our revolving credit facility. Cash flows used in financing for the three months ended March 31, 2012 included $0.6 million of initial public offering costs. Cash flows used in financing activities for Bison Midstream were $0.3 million for the three months ended March 31, 2013.
Off-Balance Sheet Arrangements
We had no off-balance sheet arrangements as of or during the three months ended March 31, 2013.
Capital Requirements
The natural gas gathering segment of the midstream energy business is capital-intensive, requiring significant investment for the maintenance of existing gathering systems and the acquisition or construction and development of new gathering systems and other midstream assets and facilities. Our partnership agreement requires that we categorize our capital expenditures as either:

•	maintenance capital expenditures, which are cash expenditures (including expenditures for the addition or

EXH 99.2-9

improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity; or

•
expansion capital expenditures, which are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

Total capital expenditures were as follows:

	Three months ended March 31,
	2013	2012
	(In thousands)
Capital expenditures	$22,840	$20,577

For the three months ended March 31, 2013, total capital expenditures were largely the result of the construction of new pipeline and compression infrastructure to connect new pad sites on our DFW Midstream system and the acquisition of previously leased compression assets for our Grand River system. For the three months ended March 31, 2012, total capital expenditures were largely the result of the construction of new pipeline and compression infrastructure to connect new pad sites on our DFW Midstream system.
In the fourth quarter of 2012, we began tracking maintenance capital expenditures for the purposes of calculating distributable cash flow. Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. As a result, our calculation of distributable cash flow reflects an estimate for the portion of these expenditures that were maintenance capital expenditures in periods prior to the fourth quarter of 2012.
We anticipate that we will continue to make significant expansion capital expenditures in the future. Consequently, our ability to develop and maintain sources of funds to meet our capital requirements is critical to our ability to meet our growth objectives. We expect that our future expansion capital expenditures will be funded by borrowings under the revolving credit facility and the issuance of debt and equity securities.
Distributions
Based on the terms of SMLP’s partnership agreement, SMLP expects that it will distribute to its unitholders most of the cash generated by its operations. As a result, SMLP expects to fund future capital expenditures from cash and cash equivalents on hand, non-distributed cash flow generated from its operations, borrowings under the revolving credit facility and future issuances of equity and debt securities. Historically, the Predecessor largely relied on internally generated cash flows and capital contributions from Energy Capital Partners and GE Energy Financial Services to satisfy its capital expenditure requirements.
On January 23, 2013, the board of directors of our general partner declared a distribution of $0.41 per unit for the quarterly period ended December 31, 2012. The distribution, which totaled $20.4 million, was paid on February 14, 2013 to unitholders of record at the close of business on February 7, 2013.
On April 25, 2013, the board of directors of our general partner declared a distribution of $0.42 per unit for the quarterly period ended March 31, 2013. The distribution, which totaled $20.9 million, will be paid on May 15, 2013 to unitholders of record at the close of business on May 8, 2013.
Revolving Credit Facility
We have a revolving credit facility with a syndicate of lenders and a borrowing capacity of $550.0 million. Substantially all of SMLP’s assets are pledged as collateral under the revolving credit facility. It matures in May 2016 and, at our option, borrowings thereunder bear interest at a variable rate per annum equal to either (i) the London InterBank Offered Rate plus the applicable margins ranging from 2.5% to 3.5% or (ii) a base rate plus the applicable margins ranging from 1.5% to 2.5%.
The revolving credit facility contains affirmative and negative covenants customary for credit facilities of its size and nature, that, among other things, limit or restrict our ability (as well as the ability of our subsidiaries) to:

•	permit the ratio of our trailing 12-month EBITDA to our consolidated cash interest charges as of the end of any fiscal quarter to be less than 2.50 to 1.00;

•	permit the ratio of our consolidated net debt to trailing 12-month EBITDA on the last day of any quarter to

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be above 5.00 to 1.00 (or 5.50 to 1.00 if we have made certain business acquisitions);

•	incur any additional debt, subject to customary exceptions for certain permitted additional debt, or incur liens on assets, subject to customary exceptions for permitted liens;

•	make any investments, subject to customary exceptions for certain permitted investments;

•	engage in certain mergers, consolidations, sales of assets or acquisitions, subject to customary exceptions for permitted transactions of such types;

•
pay dividends or make cash distributions, provided that we may make quarterly distributions to our unitholders, so long as no default or event of default under the amended and restated credit agreement then exists or would result therefrom, and subject to compliance (on both a pro forma basis and after giving effect to the making of such distribution) with our financial performance covenants under the amended and restated credit agreement;

•
enter into any swap agreements or power purchase agreements, subject to customary exceptions, such as the entry into swap agreements and power purchase agreements in the ordinary course of business; and

•	enter into leases that would cumulatively obligate payments in excess of $30.0 million over any 12-month period.
As of March 31, 2013, we were in compliance with the financial and other covenants in our revolving credit facility.
The revolving credit facility also contains events of default customary for credit facilities of its size and nature, including, but not limited to:

•	events of default resulting from our failure to comply with covenants;

•	the occurrence of a change of control of our general partner;

•	the institution of insolvency or similar proceedings against us;

•	the occurrence of a default under any other material indebtedness we may have; and

•
the termination of any one or more or our gas gathering agreements accounting for 25% or more of our revenue that results in a material adverse effect (as defined in the amended and restated credit agreement) and for which a replacement gas gathering agreement with substantially similar terms is not entered into within 30 days after such termination.

Upon the occurrence of an event of default, subject to the terms and conditions of the revolving credit facility, the lenders may, in addition to exercising other remedies, declare any outstanding principal and any accrued and unpaid interest to be immediately due and payable. There were no defaults during the three months ended March 31, 2013.
We expect to use future borrowings under the revolving credit facility for working capital and other general partnership purposes and capital expenditures. For additional information, see Note 5 to the unaudited condensed consolidated financial statements.
Credit Risk and Customer Concentration
We examine the creditworthiness of third-party customers to whom we extend credit and manage our exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees. A significant percentage of our revenue is attributable to three producer customers and one natural gas marketer. For additional information, see Note 9 to the unaudited condensed consolidated financial statements.

Critical Accounting Policies and Estimates
We prepare our financial statements in accordance with GAAP. These principles are established by the Financial Accounting Standards Board. We employ methods, estimates and assumptions based on currently available information when recording transactions resulting from business operations. Our significant accounting policies are described in Note 2 to the unaudited condensed consolidated financial statements.
The estimates that we deem to be most critical to an understanding of our financial position and results of operations are those related to determination of fair value and recognition of deferred revenue. The preparation and evaluation of these critical accounting estimates involve the use of various assumptions developed from management's analyses and judgments. Subsequent experience or use of other methods, estimates or

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assumptions could produce significantly different results.
There have been no changes in the accounting methodology for items that we have identified as critical accounting estimates during the three months ended March 31, 2013. For additional information regarding critical accounting estimates, see the Critical Accounting Policies and Estimates section of MD&A included in the 2012 Annual Report.

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